Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal 2011

CINCINNATI, OHIO, August 5, 2010 – Multi-Color Corporation (NASDAQ: LABL) today announced first quarter increases in net revenues and gross profit.

“Our June quarter has shown encouraging signs in revenue and underlying profit growth” stated Nigel Vinecombe, President and CEO of Multi-Color Corporation. “While we remain cautious about brand volumes, we continue to develop new business and productivity gains to drive profit improvement.”

First quarter highlights included:

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Net revenues increased 6% to $74.1 million from $69.7 million. The increase was due to a 7% increase in sales volume and mix and a 3% favorable foreign exchange impact, partially offset by a 4% unfavorable pricing impact. The sales volume increase was primarily due to higher volumes within our North American customer base. The unfavorable pricing impact was due to reduced pricing schedules associated with new agreements entered into in the second quarter of fiscal 2010 with three of our largest customers.

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Gross profit increased $2 million or 16% compared to the prior year due to higher sales volumes and improved operating efficiencies. Gross margins increased to 20% from 19% of sales revenues compared to the prior year.

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Selling, general and administrative (SG&A) expenses, adjusted for special charges, increased by 11% compared to the prior year. The special charges included in SG&A expenses for the first quarter of fiscal 2011 were primarily comprised of $1.3 million in severance and accelerated stock compensation charges and $535,000 for acquisition-related expenses. The increase in adjusted SG&A is primarily due to foreign exchange and higher professional fees.

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Operating income decreased slightly compared to the prior year to $6.6 million from $6.7 million. Excluding the impact of the special charges from both periods, adjusted operating income increased 20% to $8.4 million from $7 million due primarily to the increase in sales volume and improved operating efficiencies.

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Interest expense remained steady at $1.2 million compared to the prior year due to a $15.7 million or 16% reduction in bank debt offset by the impact of higher interest rates and higher interest expense related to the present value adjustment for our former corporate headquarter lease liability.

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The Company’s effective tax rate was 31% in the first quarter of fiscal 2011 compared to 29% in the same period of the prior year due primarily to an increase in income in higher tax jurisdictions. The Company expects its annual effective tax rate to be approximately 31% in fiscal year 2011.

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Diluted EPS decreased 6% to $0.30 cents per diluted share from $0.32 cents. Excluding the impacts of the special charges noted below, adjusted diluted EPS increased 18% to $0.40 cents per diluted share from $0.34 cents. Adjusted net income increased 18% to $5.0 million compared to $4.2 million in the prior year.

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As previously announced, on July 1, 2010, the Company closed the acquisition of European wine, spirit & olive oil label specialist, Guidotti CentroStampa S.p.A., based in Tuscany, Italy, for Euro 50.5 million with approximately 80% of the proceeds in the form of cash and 20% in the form of 934,567 shares of Multi-Color stock.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending June 30, 2010 and 2009. For a reconciliation of adjustments made to SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	6/30/10 (in thousands)	EPS	6/30/09 (in thousands)	EPS
Net Income and Diluted EPS, as reported	$3,745	$0.30	$3,985	$0.32
Severance and Accelerated Stock Compensation Expense, Net of Tax	874	0.07	96	0.01
Acquisition Expense, Net of Tax	368	0.03	—	—
Facility Closure Expense, Net of Tax	—	—	160	0.01

Adjusted Net Income and Diluted EPS (Non-GAAP)	$4,987	$0.40	$4,241	$0.34

Nigel Vinecombe said, “We continue to invest in our existing operations with new press power and automation in all of our businesses this year to support future organic earnings growth. This is complemented by growth via our acquisition at Guidotti CentroStampa in Europe. Acquisitions are focused on higher margin and/or higher growth label markets.”

Fiscal Year 2011 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on August 5, 2010 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4218 (code 98800440) or for international access, please call 1-617-213-4870 (code 98800440) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on August 5, 2010 until midnight (ET) on August 12, 2010, by calling 1-888-286-8010 (code 15411644) if domestic or for international access, please call 1-617-801-6888 (code 15411644). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNYVJU67J (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand and South Africa with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,300 associates across 13 operations globally and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended
	June 30, 2010	June 30, 2009

Net Revenues	$74,146	$69,658

Cost of Goods Sold	59,158	56,703

Gross Profit	14,988	12,955
Gross Margin	20%	19%
Selling, General & Administrative	8,380	6,280

Operating Income	6,608	6,675

Interest Expense	1,208	1,229
Other (Income) Expense	(44)	(136)

Income before Taxes	5,444	5,582
Provision for Taxes	1,699	1,597

Net Income	$3,745	$3,985

Basic Earnings Per Share	$0.31	$0.33
Diluted Earnings Per Share	$0.30	$0.32

Basic Shares Outstanding	12,243	12,201
Diluted Shares Outstanding	12,332	12,298

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	June 30, 2010	March 31, 2010
Current Assets	$65,685	$63,881
Total Assets	$278,679	$285,342
Current Liabilities	$45,909	$43,947
Total Liabilities	$138,246	$138,714
Stockholders’ Equity	$140,433	$146,628
Total Debt	$82,030	$85,643

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and meaningful year-over-year comparisons of the Company’s financial results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The following tables show adjustments made to Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months ended June 30, 2010 and 2009:

	Three Months Ended
	6/30/10 (in thousands)	6/30/09 (in thousands)
Operating Income, as reported	$6,608	$6,675
Severance and Accelerated Stock Compensation Expense	1,271	135
Acquisition Expense	535	—
Facility Closure Expense	—	224

Adjusted Operating Income (Non-GAAP)	$8,414	$7,034

	Three Months Ended
	6/30/10 (in thousands)	6/30/09 (in thousands)
SG&A Expenses, as reported	$8,380	$6,280
Severance and Accelerated Stock Compensation Expense	1,271	135
Acquisition Expense	535	—
Facility Closure Expense	—	224

Adjusted SG&A Expenses (Non-GAAP)	$6,574	$5,921

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311